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                                                                    EXHIBIT 3.02

                          FORM OF AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

         1.       The name of the corporation is FNB Financial Services
                  Corporation.

         2.       The period of duration of the corporation shall be perpetual.

         3.       The purposes for which the corporation is organized are:

         (a) to purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "bank holding corporation" or "holding corporation," and especially to direct the operations of banks, banking associations or other corporations through the ownership of stock therein;

         (b) to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state and also bonds or evidences of indebtedness of the United States or of any state, district, territory or subdivision or municipality thereof and to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the corporation and while the owner thereof to exercise all the rights, powers and privileges of ownership including the right to vote on any shares of stock so owned;

         (c) to promote, lend money to, and guarantee the dividends, stocks, bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks or other securities or evidences of indebtedness shall be held by or for this corporation, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidences of indebtedness or the property of this corporation;

         (d) To engage in any other lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, entitled "Business Corporation Act", including, but not limited to, manufacturing, purchasing or otherwise acquiring, owning, mortgaging, pledging, selling, assigning and transferring, or otherwise disposing of, investing, trading, dealing in and with, goods, wares and merchandise and property of every class and description, whether real, personal, mixed, tangible, or intangible; entering into or serving in any kind of management, investigative, advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative relationship or capacity for any persons or corporations whatsoever; and

         (e) To engage in, conduct and operate any other business which may be deemed adopted, directly or indirectly, to add to the profits of its business or to increase the value of its property.

         In furtherance and not in limitation of the power conferred by the laws of the State of North Carolina upon corporations organized for the foregoing purposes, the corporation shall have power to borrow money, to lend money, to guarantee obligations, to purchase, construct, lease or otherwise acquire, own, hold, use, maintain, operate or otherwise manage or control, sell, exchange, lease, mortgage, pledge or


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otherwise dispose of, property of any kind or character, real, personal or mixed, tangible or intangible, necessary, useful or convenient therefor, and to acquire, hold, mortgage, pledge or dispose of shares, bonds and other evidences of indebtedness and securities of the United States of America or any state or municipality therein or of any domestic or foreign corporation.

         The foregoing clauses shall be construed as enumerating specific purposes and powers, but no recitation, expression or declaration of specific purposes or powers herein enumerated shall be deemed to be exclusive, but it is hereby expressly declared that all other lawful purposes and powers not inconsistent therewith are hereby included.

         The Board of Directors of the corporation shall have the authority to adopt resolutions approving the indemnification, to the fullest extent permitted by Chapter 55 of the North Carolina General Statutes, of any person made a party to any action or proceeding, whether civil, criminal or administrative, by reason of the fact that such person was serving as director, officer, employee or agent of the corporation.

         4. A. Classes of Stock. The corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the corporation shall have authority to issue is fifty million (50,000,000). The total number of shares of Common Stock the corporation shall have authority to issue is forty million (40,000,000) shares, par value $1.00 per share. The total number of shares of Preferred Stock the corporation shall have authority to issue is ten million (10,000,000) shares, no par value.

                  B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more classes or series, the shares of each such class or series to have such designations, preferences, relative rights, powers, including voting powers, and par value, if any (or qualifications, limitations or restrictions thereof) as are stated in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors of the corporation. Authority is expressly granted to the Board of Directors, subject to the provisions hereof and to any limitations provided under the North Carolina Business Corporation Act, to authorize the issuance of one or more classes, or one or more series within a class, of Preferred Stock, and with respect to each such class or series to determine and fix by resolution or resolutions the designations, preferences, relative rights, powers, including voting powers, full or limited, or no voting power, and the par value, if any, of such shares, or the qualifications, limitations or restrictions of such shares. This paragraph is intended to afford to the Board of Directors the maximum authority under Section 55-6-02 of the North Carolina General Statutes.

         5. The minimum amount of consideration to be received by the corporation for its shares before it shall commence business is Five Hundred Dollars ($500.00) in cash or property of equivalent value.

         6. No holder of any stock or other securities of the corporation shall be entitled to any preemptive right to purchase any stock or other securities of the corporation.

         7. The address of the initial registered office of the corporation is 202 South Main Street, Reidsville, Rockingham County, North Carolina, 27320 and the name of the initial registered agent at such address is W.B. Apple, Jr.

         8. The board of directors of the corporation shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a


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term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; provided, however, that each initial director named herein shall hold office until the annual meeting of shareholders shown as follows:

                                             Term of Office Expires
         Directors In:                       With Annual Meeting In:
         ------------                        ----------------------
         Class I                                      1985
         Class II                                     1986
         Class III                                    1987

         A director elected to fill a vacancy shall serve for the remainder of their present term of office of the class to which he was elected.

         9. The name and address of the sole incorporator are:

         Name                                Address
         ----                                -------
         W. B. Apple, Jr                     2307 Pine Lane
                                             Reidsville, N. C. 27320

         10. The corporation shall not consolidate with, or merge with or into, any other corporation or convey to any corporation or other person or otherwise dispose of all or substantially all of the assets or dispose of by any means all or substantially all of the stock or assets of any major subsidiary of the corporation unless such consolidation, merger, conveyance or disposition is approved (a) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate voting power of the outstanding stock entitled to vote thereon, and (b) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate voting power of the outstanding stock entitled to vote thereon, which shall include the affirmative vote of at least fifty percent (50%) of the voting power of the outstanding stock of shareholders entitled to vote thereon other than controlling shareholders, (i) if the shareholder entitled to vote thereon is a person who, including affiliates of such person, is the beneficial owner (as the terms are defined in the Securities and Exchange Act of 1934 and in the rules thereunder) of more than twenty percent (20%) of the voting power of the corporation (a "controlling shareholder") provided that shares held, voted or otherwise controlled by a person as a trustee, plan administrator, officer of the corporation or otherwise pursuant to an employee benefit plan of the corporation or of an affiliate of the corporation shall not be deemed to be beneficially owned by any person for the purpose of determining whether a person is a controlling shareholder, and (ii) if, prior to the acquisition of twenty percent (20%) of the voting power of the corporation by a shareholder, the Board of Directors of the corporation had not unanimously approved such consolidation, merger, conveyance or disposition. If there is a controlling shareholder, this article can be amended only by the affirmative vote of the voting power of the corporation then required to approve a consolidation, merger, conveyance or disposition under this article.

         11. No director of this corporation shall be liable for monetary damages for breach of his duty as a director arising out of any legal action whether by or in the right of the corporation or otherwise, except (i) acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation,
(ii) any liability under Section 55-32 of the General Statutes of North Carolina, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to June 13, 1988.